SIMMONS COMPANY

AMENDMENT NO. 1 TO THE

SECURITYHOLDERS’ AGREEMENT

This Amendment No. 1 to the Securityholders’ Agreement (the “Amendment”) is entered into as of November 30th, 2006, by and among Simmons Company, a Delaware corporation (the “Company”), and each of those entities listed below (the “Investors” and each individually an “Investor”). All capitalized terms used in this Amendment shall have the respective meanings given to such terms in the Agreement (as defined below), unless otherwise defined herein.

Recitals

Whereas, the Company and the Investors entered into that certain Securityholders’ Agreement, dated as of December 19, 2003, by and among the Company, the Investors and the other parties thereto (the “Agreement”);

Whereas, the Company and the Investors desire to amend the Agreement in certain respects;

Whereas, pursuant to Section 7.1 of the Agreement, the Agreement may be amended in writing by each of the Company and holders of a majority of the Shares; and

Whereas, the Investors hold a majority of the Shares.

Now, Therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.  The Agreement is hereby amended as follows:

(a) Definition of Call Price. The definition of “Call Price” is hereby deleted and replaced with the following:

“Call Price” means (A) the per share Fair Market Value measured as of the date of such Senior Manager’s or Employee’s termination of employment, with respect to any Senior Manager whose employment is terminated pursuant to Section 3.5(a)(i) or due to death or “incapacity” (as such term is defined in the respective Senior Manager’s employment agreement) or any Employee who is terminated by the Company without Cause or due to death or Disability, and (B) the lesser of (x) his or her per share Investment Amount and (y) the per share Fair Market Value measured as of the date of such Employee’s or Senior Manager’s termination of employment, with respect to any Employee who is terminated by the Company for Cause or voluntarily leaves the Company or any Senior Manager who is terminated by the Company for “cause” (as such term is defined in the respective Senior Manager’s employment agreement) or voluntarily leaves the Company, other than for “good reason” (as such term is defined in the respective Senior Manager’s employment agreement).

(a) Definition of Disability. The following definition of “Disability” is hereby added to the Agreement:

“Disability” means the Employee shall have been unable to perform his or her duties by reason of any physical or mental illness, injury or other incapacity (a) for any period of sixty (60) consecutive days or (b) for a total of one hundred twenty (120) days in any period of twelve (12) consecutive calendar months, in the reasonable judgment of the Board, after consultation with such experts, if any, as the Board may deem necessary or advisable.

2.  This Amendment shall be governed in all respects by the laws of the State of Delaware.

3.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.  Except as expressly modified herein, the Agreement, as amended by this Amendment, shall remain in full force and effect.

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In Witness Whereof, the parties hereto have executed this Amendment No. 1 to the Securityholders’ Agreement as of the date set forth in the first paragraph above.

COMPANY:

SIMMONS COMPANY

By:  /s/  William S. Creekmuir

Name: William S. Creekmuir

Title:  Executive Vice President and Chief Financial Officer

INVESTORS:

THOMAS H. LEE EQUITY FUND V, L.P.

By: THL Equity Advisors V, LLC, its general partners

By: Thomas H. Lee Partners, L.P., its sole member

By: Thomas H. Lee Advisors LLC, its general partner

By:  /s/ Scott A. Schoen
Name:  Scott A. Schoen
Title: Managing Director

THOMAS H. LEE PARALLEL FUND V, L.P.

By: THL Equity Advisors V, LLC, its general partner

By: Thomas H. Lee Partners, L.P., its sole member

By: Thomas H. Lee Advisors LLC, its general partner

By:  /s/ Scott A. Schoen
Name:  Scott A. Schoen
Title: Managing Director

THOMAS H. LEE CAYMAN FUND V, L.P.

By: THL Equity Advisors V, LLC, its general partner

By: Thomas H. Lee Partners, L.P., its sole member

By: Thomas H. Lee Advisors LLC, its general partner

By: /s/ Scott A. Schoen
Name:  Scott A. Schoen
Title: Managing Director